Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports First Quarter Fiscal Year 2017 Results

HOUSTON, August 4, 2016 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three months ended June 30, 2016. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended June 30,
	2016	2015	% Change
Operating revenue	$356,184	$440,111	(19.1)%
Net loss	(40,772)	(3,257)	*
Diluted loss per share	(1.17)	(0.27)	(333.3)%
Adjusted EBITDAR (1)	70,363	121,047	(41.9)%
Adjusted net income (loss) (1)	(12,008)	19,752	(160.8)%
Adjusted earnings (loss) per share (1)	(0.34)	0.56	(160.7)%
Operating cash flow	(15,398)	15,937	(196.6)%
Capital expenditures	21,063	67,777	(68.9)%

	June 30, 2016	March 31, 2016	% Change
Cash	$122,711	$104,310	17.6%
Undrawn borrowing capacity on Revolving Credit Facility	192,470	255,420	(24.6)%
Total liquidity	$315,181	$359,730	(12.4)%
______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release

*	percentage change too large to be meaningful or not applicable
For the June 2016 quarter, we reported a GAAP net loss of $40.8 million and diluted loss per share of $1.17 compared to a GAAP net loss of $3.3 million and diluted loss per share of $0.27 for the June 2015 quarter. Additionally, we reported an adjusted net loss of $12.0 million and adjusted diluted loss per share of $0.34 for the June 2016 quarter compared to adjusted net income of $19.8 million and adjusted diluted earnings per share of $0.56 for the June 2015 quarter.

BUSINESS AND FINANCIAL UPDATE

•
Our June 2016 quarter results reflect the challenging oil and gas industry conditions that continue to negatively affect offshore activity partially offset by the year-over-year growth in U.K. SAR operations

•
We had $315 million of liquidity as of June 30, 2016 and we continue to protect the balance sheet; subsequent to quarter end we reached an understanding with our OEMs to defer approximately $95 million of oil and gas aircraft capital expenditures out of fiscal 2017 and fiscal 2018 improving our liquidity profile

•
The June 2016 quarter oil and gas results are expected to be indicative of the next three quarter’s expected performance with upside from cost reduction initiatives offset by foreign currency exchange rate depreciation

•
Foreign currency exchange rate headwinds intensified at the end of the June 2016 quarter primarily due to the British pound sterling depreciation following Brexit with a more significant impact expected in future quarters; minimal impact from devaluation of the Nigerian naira

“Our first quarter financial results continued to be severely impacted by the unprecedented challenges the oil and gas industry has been facing since 2014, which intensified in the first quarter of fiscal 2017, as reflected in reduced activity, lower revenue and margins and foreign exchange volatility,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “We remain laser focused on Target Zero safety, right sizing our cost structure, and deferring capital expenditures to improve our business in fiscal 2017 and fiscal 2018.”
“In this environment, physical and financial safety remain our top priorities, and Bristow demonstrated real progress thus far in fiscal 2017. We are aggressively pursuing additional initiatives to improve our liquidity position as we successfully manage through this downturn with the completion of U.K. SAR contract start-up activities, additional reduction in capital expenditures, further cost reductions and expected outcome of negotiations with our key business partners.
“On the operating front, I am proud of the work of our global team’s collaboration with clients, OEMs, and HeliOffshore to safely respond to the H225 grounding through mobilization of worldwide resources. Our Fiscal 2017 Action Plan to improve safety performance, not just compliance, is also showing results. Fiscal 2017 commercial efforts have secured additional work in the U.K. and Norway, but that has been offset by utilization declines elsewhere, especially in the U.S. Gulf of Mexico.
“Fiscal 2017 will remain a challenging year from an earnings perspective as Bristow typically lags in a downcycle. However, the combination of our focus on safety, aggressive cost cutting, deferral of capital expenditures, new contracts beginning in late fiscal 2017 and return of leased aircraft should allow us to improve EBITDAR, liquidity and earnings as fiscal 2018 and fiscal 2019 unfold.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Oil and gas services	$253,087	$348,109	(27.3)%
Fixed wing services	50,617	55,460	(8.7)%
U.K. SAR services	49,549	28,553	73.5%
Corporate and other	2,931	7,989	(63.3)%
Total operating revenue	$356,184	$440,111	(19.1)%
The oil and gas industry experienced a significant downturn during fiscal years 2015 and 2016 which has resulted in a decline in crude oil prices and negatively affected activity with our oil and gas clients. While this decline started in fiscal year 2015, activity and pricing declined further in fiscal year 2016 and continued to decline in the June 2016 quarter, resulting in a significant decrease in gross revenue for our oil and gas services year-over-year. This decline in oil and gas revenue was partially offset by the benefit of diversification efforts with the start-up of the U.K. SAR contract in April 2015 with seven bases coming online throughout fiscal year 2016.
The GAAP net loss and diluted loss per share for the June 2016 quarter were significantly impacted by the following special items:

•
Organizational restructuring costs of $6.6 million ($4.3 million net of tax), which includes severance expense of $5.4 million related to separation programs across our global organization designed to increase efficiency and reduce costs and other restructuring costs of $1.2 million; $1.4 million of the restructuring costs are included in direct costs and $5.2 million are included in general and administrative expense,

•
Loss on disposal of assets of $10.0 million ($6.8 million net of tax) primarily consisting of impairment charges of $10.1 million on 11 held for sale aircraft and accelerated depreciation of $6.9 million ($4.5 million net of tax) as a result of fleet changes for older aircraft operating in the Americas, Africa and Europe Caspian regions, and

•	A non-cash adjustment related to the valuation of deferred tax assets of $13.2 million.
The June 2015 quarter was impacted by similar items as reflected in the table at the end of this release.
Adjusted net income, adjusted diluted earnings per share and adjusted EBITDAR, which are adjusted for the loss on disposal of assets and the special items, declined in the June 2016 quarter compared to the June 2015 quarter primarily as a result of the decline in revenue with oil and gas clients, which was not fully offset by a similar decrease in operating costs despite our global cost reduction efforts.
The impact of changes in foreign currency exchange rates lowered net income, diluted earnings per share (GAAP and adjusted) and adjusted EBITDAR by $2.8 million, $0.08 and $3.2 million, respectively, in the June 2016 quarter and increased net income, diluted earnings per share (GAAP and adjusted) and adjusted EBITDAR by $1.6 million, $0.05 and $2.4 million, respectively, in the June 2015 quarter, with the most significant impact being from the weakening of the British pound sterling at the end of the June 2016 quarter due to Brexit. The weakening of the pound sterling was somewhat mitigated in the June 2016 quarter as the exchange rate change occurred near the end of the quarter. We expect a greater negative impact from translation of our operating results into U.S. dollars over the remainder of fiscal year 2017 if exchange rates remain at current rates or the British pound sterling weakens further.
LIQUIDITY AND FINANCIAL FLEXIBILITY
We expect that our liquidity as of June 30, 2016 of $315.2 million, cash flow from operations and proceeds from aircraft sales, as well as future financings will be sufficient to satisfy our capital commitments, including our oil and gas aircraft purchase commitments and remaining capital requirements in connection with our U.K. SAR contract. We continue to demonstrate success as subsequent to June 30 we reached an understanding with our OEMs to defer approximately $95 million of oil and gas aircraft capital expenditures out of fiscal years 2017 and 2018.
“Our overriding objective over the next several quarters is to maintain and increase our liquidity in the face of a very challenging industry environment," said Don Miller, Senior Vice President and Chief Financial Officer. “As expected, the modifications to the financial covenants in our credit agreements are providing the company with a greater level of financial flexibility as we manage our business through this downturn.
“In addition, further reductions of our G&A and direct costs, combined with lower capital commitments over the next several years are designed to provide Bristow with the financial flexibility necessary to successfully navigate through this downturn. We continue to evaluate options to further strengthen our liquidity as we slowly reemerge from this prolonged downturn.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$189,128	$203,925	(7.3)%
Operating income	$13,030	$14,197	(8.2)%
Operating margin	6.9%	7.0%	(1.4)%
Adjusted EBITDAR	$49,887	$65,186	(23.5)%
Adjusted EBITDAR margin	26.4%	32.0%	(17.5)%
The year-over-year decrease in operating revenue was primarily driven by the impact from the downturn in the oil and gas industry, which decreased activity levels with our oil and gas clients, including for Eastern Airways as well as the end of an oil and gas contract that began in late fiscal year 2015 and ended in late fiscal year 2016 that contributed $11.8 million in operating revenue in the June 2015 quarter. Partially offsetting these decreases was an increase in operating revenue from the start-up of U.K. SAR bases since the June 2015 quarter.
A substantial portion of our operations in the Europe Caspian region are contracted in the British pound sterling, which weakened significantly against the U.S. dollar at the end of the June 2016 quarter as a result of Brexit. As the depreciation of the British pound sterling occurred at the end of the June 2016 quarter, there was no negative impact on operating income and adjusted EBITDAR from the translation of our British pound sterling revenue and operating expenses into U.S. dollars; in fact, the movement of exchange rates during the June 2016 quarter increased operating income and adjusted EBITDAR by $2.7 million and $2.5 million, respectively, from translation of results. However, we recorded a foreign exchange loss of $6.7 million from the revaluation of assets and liabilities on British pound sterling functional currency entities as of June 30, 2016, which is recorded in other income (expense), net and included in adjusted EBITDAR. Net of the translation and revaluation impacts, adjusted EBITDAR was negatively impacted by $4.2 million resulting from the change in exchange rates during the June 2016 quarter. A further weakening of the British pound sterling could result in additional revaluation losses in future periods. As discussed above, we expect a greater negative impact on operating revenue, operating income and adjusted EBITDAR from translation of operating results over the remainder of fiscal year 2017 if exchange rates remain at current rates or the British pound sterling weakens further.
Excluding the impact of foreign currency exchange rate changes, operating income and adjusted EBITDAR, respectively, would have been 5.5% and 28.9% in the June 2016 quarter compared to 8.4% and 32.4% in the June 2015 quarter. Operating margin and adjusted EBTIDAR margin decreased from the June 2015 quarter as a result of the impact from the downturn in the offshore energy market, which was only partially offset by the start-up of the U.K. SAR bases and cost reduction activities.
Africa

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$53,124	$77,481	(31.4)%
Operating income	$1,571	$12,952	(87.9)%
Operating margin	3.0%	16.7%	(82.0)%
Adjusted EBITDAR	$9,040	$22,814	(60.4)%
Adjusted EBITDAR margin	17.0%	29.4%	(42.2)%
Operating revenue for Africa decreased for the June 2016 quarter due to an overall decrease in activity compared to the June 2015 quarter driven by the downturn in the oil and gas industry.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin decreased in the June 2016 quarter primarily due to the decrease in revenue discussed above, partially offset by a decline in costs.
Americas

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$58,754	$80,022	(26.6)%
Earnings from unconsolidated affiliates	$3,863	$6,197	(37.7)%
Operating income	$921	$16,532	(94.4)%
Operating margin	1.6%	20.7%	(92.3)%
Adjusted EBITDAR	$19,598	$33,442	(41.4)%
Adjusted EBITDAR margin	33.4%	41.8%	(20.1)%
Operating revenue decreased for the June 2016 quarter compared to the June 2015 quarter primarily due to the decline in activity in our U.S. Gulf of Mexico operations a decrease in Brazil due to fewer aircraft leased to Líder and a decrease in Suriname due to the end of a contract. These decreases were partially offset by a new contract in Guyana and additional aircraft on contract in Trinidad.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin decreased primarily due to the decline in revenue, partially offset by a decrease in salaries and benefits and maintenance expense resulting from cost reduction initiatives and reduced flight activity.

Asia Pacific

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$55,232	$74,737	(26.1)%
Operating loss	$(5,893)	$(688)	*
Operating margin	(10.7)%	(0.9)%	*
Adjusted EBITDAR	$6,161	$17,072	(63.9)%
Adjusted EBITDAR margin	11.2%	22.8%	(50.9)%
_______________

*	percentage change too large to be meaningful or not applicable
Operating revenue decreased for the June 2016 quarter compared to the June 2015 quarter primarily due to the ending of short-term contracts and a decline in Airnorth activity in Australia, and reduced activity in Russia.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin decreased primarily due to lower activity, partially offset by a decrease in depreciation and amortization expense and cost reduction activities.
Corporate and other

	Three Months Ended June 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$3,177	$8,773	(63.8)%
Operating loss	$(25,847)	$(30,464)	15.2%
Adjusted EBITDAR	$(14,323)	$(17,467)	18.0%
_______________

*	percentage change too large to be meaningful or not applicable
Operating revenue decreased for the June 2016 quarter primarily due to a decline in Bristow Academy revenue and a decrease in third party part sales.
Operating loss and adjusted EBITDAR improved primarily due to overall cost reduction activities that decreased professional fees, partially offset by a decline in revenue discussed above.
DIVIDEND
On August 2, 2016, our Board of Directors approved a dividend of $0.07 per share to be paid on September 15, 2016 to shareholders of record on September 1, 2016. Based on the number of shares outstanding as of June 30, 2016, the total quarterly dividend payment will be approximately $2.5 million.
GUIDANCE
Fiscal year 2017 guidance for selected financial measures is provided in the financial tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, August 5, 2016 to review financial results for the fiscal year 2017 first quarter ended June 30, 2016. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2017 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through August 19, 2016 and may be accessed by calling toll free 1-877-660-6853, passcode: 13640099#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through August 19, 2016 and may be accessed by calling 1-201-612-7415, passcode: 13640099#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2016. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2016	2015

Gross revenue:
Operating revenue from non-affiliates	$338,675	$420,013
Operating revenue from affiliates	17,509	20,098
Reimbursable revenue from non-affiliates	13,214	26,885
	369,398	466,996
Operating expense:
Direct cost	289,543	336,118
Reimbursable expense	12,614	26,167
Depreciation and amortization	34,694	37,146
General and administrative	52,595	61,332
	389,446	460,763

Loss on disposal of assets	(10,017)	(7,695)
Earnings from unconsolidated affiliates, net of losses	3,830	6,296
Operating income (loss)	(26,235)	4,834

Interest expense, net	(10,886)	(7,669)
Other income (expense), net	(6,189)	3,839
Income (loss) before provision for income taxes	(43,310)	1,004
(Provision) benefit for income taxes	2,238	(2,633)
Net loss	(41,072)	(1,629)
Net income (loss) attributable to noncontrolling interests	300	(1,628)
Net loss attributable to Bristow Group	(40,772)	(3,257)
Accretion of redeemable noncontrolling interest	—	(6,301)
Net loss attributable to common stockholders	$(40,772)	$(9,558)

Loss per common share:
Basic	$(1.17)	$(0.27)
Diluted	$(1.17)	$(0.27)

Non-GAAP measures:
Adjusted EBITDAR	$70,363	$121,047
Adjusted EBITDAR margin	19.8%	27.5%
Adjusted net income (loss)	$(12,008)	$19,752
Adjusted diluted earnings (loss) per share	$(0.34)	$0.56

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$122,711	$104,310
Accounts receivable from non-affiliates	243,446	243,425
Accounts receivable from affiliates	7,551	5,892
Inventories	137,673	142,503
Assets held for sale	40,572	43,783
Prepaid expenses and other current assets	51,941	53,183
Total current assets	603,894	593,096
Investment in unconsolidated affiliates	207,351	194,952
Property and equipment – at cost:
Land and buildings	242,846	253,098
Aircraft and equipment	2,533,042	2,570,577
	2,775,888	2,823,675
Less – Accumulated depreciation and amortization	(537,891)	(540,423)
	2,237,997	2,283,252
Goodwill	28,650	29,990
Other assets	140,234	161,655
Total assets	$3,218,126	$3,262,945

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$93,259	$96,966
Accrued wages, benefits and related taxes	61,175	59,431
Income taxes payable	19,838	27,400
Other accrued taxes	7,853	7,995
Deferred revenue	42,531	24,206
Accrued maintenance and repairs	20,994	22,196
Accrued interest	5,948	11,985
Other accrued liabilities	49,796	48,392
Deferred taxes	2,334	1,881
Short-term borrowings and current maturities of long-term debt	78,036	60,394
Contingent consideration	3,723	29,522
Total current liabilities	385,487	390,368
Long-term debt, less current maturities	1,123,315	1,071,578
Accrued pension liabilities	60,370	70,107
Other liabilities and deferred credits	26,843	33,273
Deferred taxes	154,704	172,254
Redeemable noncontrolling interest	14,095	15,473

Stockholders’ investment:
Common stock	378	377
Additional paid-in capital	802,771	801,173
Retained earnings	1,129,048	1,172,273
Accumulated other comprehensive loss	(301,396)	(289,819)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,446,005	1,499,208
Noncontrolling interests	7,307	10,684
Total stockholders’ investment	1,453,312	1,509,892
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$3,218,126	$3,262,945

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(41,072)	$(1,629)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,694	37,146
Deferred income taxes	(7,216)	(7,293)
Discount amortization on long-term debt	27	918
Loss on disposal of assets	10,017	7,695
Impairment of inventories	—	5,439
Stock-based compensation	4,200	3,967
Equity in earnings from unconsolidated affiliates in excess of dividends received	(3,587)	(5,530)
Tax benefit related to stock-based compensation	—	(337)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(18,391)	6,329
Inventories	(2,000)	(4,872)
Prepaid expenses and other assets	(2,390)	(17,582)
Accounts payable	5,328	14,830
Accrued liabilities	10,334	(20,243)
Other liabilities and deferred credits	(5,342)	(2,901)
Net cash (used in) provided by operating activities	(15,398)	15,937
Cash flows from investing activities:
Capital expenditures	(21,063)	(67,777)
Proceeds from asset dispositions	11,500	9,301
Net cash used in investing activities	(9,563)	(58,476)
Cash flows from financing activities:
Proceeds from borrowings	74,408	364,774
Debt issuance costs	(2,925)	—
Repayment of debt	(18,035)	(285,589)
Partial prepayment of put/call obligation	(13)	(14)
Acquisition of noncontrolling interest	—	(2,000)
Payment of contingent consideration	(10,000)	(8,000)
Common stock dividends paid	(2,453)	(11,871)
Tax benefit related to stock-based compensation	—	337
Net cash provided by financing activities	40,982	57,637
Effect of exchange rate changes on cash and cash equivalents	2,380	1,150
Net increase in cash and cash equivalents	18,401	16,248
Cash and cash equivalents at beginning of period	104,310	104,146
Cash and cash equivalents at end of period	$122,711	$120,394

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2016	2015
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,144	23,416
Africa	8,072	10,180
Americas	6,210	10,692
Asia Pacific	6,711	8,506
Consolidated	43,137	52,794
Operating revenue:
Europe Caspian	$189,128	$203,925
Africa	53,124	77,481
Americas	58,754	80,022
Asia Pacific	55,232	74,737
Corporate and other	3,177	8,773
Intra-region eliminations	(3,231)	(4,827)
Consolidated	$356,184	$440,111
Operating income (loss):
Europe Caspian	$13,030	$14,197
Africa	1,571	12,952
Americas	921	16,532
Asia Pacific	(5,893)	(688)
Corporate and other	(25,847)	(30,464)
Gain (loss) on disposal of assets	(10,017)	(7,695)
Consolidated	$(26,235)	$4,834
Operating margin:
Europe Caspian	6.9%	7.0%
Africa	3.0%	16.7%
Americas	1.6%	20.7%
Asia Pacific	(10.7)%	(0.9)%
Consolidated	(7.4)%	1.1%
Adjusted EBITDAR:
Europe Caspian	$49,887	$65,186
Africa	9,040	22,814
Americas	19,598	33,442
Asia Pacific	6,161	17,072
Corporate and other	(14,323)	(17,467)
Consolidated	$70,363	$121,047
Adjusted EBITDAR margin:
Europe Caspian	26.4%	32.0%
Africa	17.0%	29.4%
Americas	33.4%	41.8%
Asia Pacific	11.2%	22.8%
Consolidated	19.8%	27.5%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2016
(Unaudited)

	Percentage of Current Quarter Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters				Fixed Wing		Unconsolidated Affiliates (3)
		Small	Medium	Large	Training		Total (1)(2)		Total
Europe Caspian	53%	—	14	71	—	29	114	—	114
Africa	15%	14	25	5	—	4	48	45	93
Americas	16%	15	44	17	—	—	76	69	145
Asia Pacific	16%	2	9	22	—	13	46	—	46
Corporate and other	—%	—	—	—	49	—	49	—	49
Total	100%	31	92	115	49	46	333	114	447
Aircraft not currently in fleet: (4)
On order		—	10	26	—	—	36
Under option		—	5	5	—	—	10
_____________

(1)	Includes 24 aircraft held for sale and 109 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	5	7	—	—	—	12
Americas	—	8	—	—	—	8
Asia Pacific	—	—	—	—	—	—
Corporate and other	—	—	—	3	—	3
Total	5	16	—	3	—	24

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	37	—	11	53
Africa	—	—	2	—	2	4
Americas	1	13	5	—	—	19
Asia Pacific	2	2	8	—	3	15
Corporate and other	—	—	—	18	—	18
Total	3	20	52	18	16	109

(2)	The average age of our fleet, excluding training aircraft, was approximately nine years as of June 30, 2016.

(3)
The 114 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 44 helicopters (primarily medium) and 25 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY17 GUIDANCE

FY17 guidance as of June 30, 2016 (1)
U.K. SAR	Revenue (2)	~$195M - $225M	G&A expense	~$195M - $215M
	EBITDAR (2) (3)	~$85M - $105M	Depreciation expense	~$110M - $130M
Eastern	Revenue	~$120M - $135M	Rent expense	~$215M - $225M
	EBITDAR (3)	~$15M - $20M	Interest expense	~$35M - $45M
Airnorth	Revenue	~$70M - $85M	Non-aircraft capital expenditures	~$50M annually
	EBITDAR (3)	~$15M - $20M
_______________

(1)	FY17 guidance assumes FX rates as of June 30, 2016.

(2)	Updated from guidance issued on May 25, 2016.

(3)	EBITDAR excludes corporate overhead allocations consistent with financial reporting.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2016	2015
	(In thousands, except per share amounts)
Adjusted EBITDAR	$70,363	$121,047
Loss on disposal of assets	(10,017)	(7,695)
Special items	(6,559)	(13,430)
Depreciation and amortization	(34,694)	(37,146)
Rent expense	(51,283)	(53,882)
Interest expense	(11,120)	(7,890)
Benefit (provision) for income taxes	2,238	(2,633)
Net loss	$(41,072)	$(1,629)

Adjusted income tax benefit (expense)	$7,558	$(11,257)
Tax benefit on loss on disposal of asset	3,206	1,770
Tax (expense) benefit on special items	(8,526)	6,854
Income tax benefit (expense)	$2,238	$(2,633)

Adjusted effective tax rate (1)	38.0%	34.5%
Effective tax rate (1)	5.2%	262.3%

Adjusted net income (loss)	$(12,008)	$19,752
Loss on disposal of assets	(6,811)	(5,925)
Special items	(21,953)	(17,084)
Net loss attributable to Bristow Group	$(40,772)	$(3,257)

Adjusted diluted earnings (loss) per share	$(0.34)	$0.56
Loss on disposal of assets	(0.19)	(0.17)
Special items	(0.63)	(0.67)
Diluted loss per share	(1.17)	(0.27)
_____________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended June 30, 2016
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(6,559)	$(4,292)	(0.12)
Additional depreciation expense resulting from fleet changes (2)	—	(4,490)	(0.13)
Tax valuation allowance (3)	—	(13,171)	(0.38)
Total special items	$(6,559)	$(21,953)	(0.63)

	Three Months Ended June 30, 2015
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(7,991)	$(5,636)	(0.16)
Additional depreciation expense resulting from fleet changes (2)	—	(7,913)	(0.23)
Impairment of inventories (4)	(5,439)	(3,535)	(0.10)
Accretion of redeemable noncontrolling interests (5)	—	—	(0.18)
Total special items	$(13,430)	$(17,084)	(0.67)
_____________

(1)	Organizational restructuring costs include severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)	Relates to a tax valuation allowance of $11.0 million against foreign tax credits and $2.2 million against net operating losses in certain foreign jurisdictions.

(4)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale.

(5)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.